Duff & Phelps Announces Acquisition of Kane Reece Associates, Inc.

NEW YORK, July 31, 2008 - Duff & Phelps Corporation (NYSE: DUF), a leading independent financial advisory and investment banking firm, today announced that it has acquired Kane Reece Associates, Inc. (Kane Reece), a leading valuation consulting firm which specializes in the communications, entertainment and media industries. Financial terms of the transaction were not disclosed.

Noah Gottdiener, Chief Executive Officer of Duff & Phelps, said, “The experienced professionals of Kane Reece have an excellent reputation in the market and they share our commitment to providing service of exceptional quality, integrity and objectivity. This acquisition is highly consistent with our corporate mission of protecting, recovering and maximizing value for our clients.”

Headquartered in Westfield, New Jersey, Kane Reece provides valuation, management, and technical consulting to corporations, investors, lenders, legal professionals, and accounting firms. Kane Reece is a leading independent valuation provider, with long-standing relationships with blue chip clients in the communications, entertainment and media industries. The company, which was founded in 1986, provides business valuations, valuations for financial reporting purposes, fairness and solvency opinions, due diligence, management and technical consulting, litigation support and property tax management. The business will be integrated with the Valuation Advisory Services practice and will operate under the Duff & Phelps brand name.

Gerry Creagh, President of Duff & Phelps, said, “The acquisition of Kane Reece is highly complementary to our existing service offering and will enhance our valuation resources with deep knowledge of the cable, broadband, communications, media, publishing and sport and entertainment industries.”

Jack Kane, Co-founder and Principal of Kane Reece Associates, Inc., said “We are very excited to be joining a firm with such a strong reputation as Duff & Phelps. The acquisition will enable us to provide our clients with a broader service offering and delivery capability through the Duff & Phelps global network.”

About Duff & Phelps

Duff & Phelps Corporation (NYSE: DUF) is a leading provider of independent financial advisory and investment banking services, supporting client needs principally in the areas of valuation, transactions, financial restructurings and disputes. With more than 1,100 employees serving clients worldwide through offices in North America, Europe and Asia, Duff & Phelps is committed to fulfilling its mission to protect, recover and maximize value for its clients. Investment banking services are provided by Duff & Phelps Securities, LLC. Duff & Phelps Securities, Ltd. is authorized and regulated by The Financial Services Authority. For more information visit www.duffandphelps.com.

Media and Investor Relations Contact:
Marty Dauer
(212) 871-7700
investor.relations@duffandphelps.com